REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum
Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related statements of consolidated income (loss), stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
March 27, 2001

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                        December 31,
                                                                                 -------------------------
(In millions of dollars, except share amounts)                                        2000         1999
----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                     $     23.4    $     21.2
   Receivables:
     Trade, less allowance for doubtful receivables of $5.8 and $5.9                  188.7         154.1
     Other                                                                            241.1         106.9
   Inventories                                                                        396.2         546.1
   Prepaid expenses and other current assets                                          162.7         145.6
                                                                                 -----------   -----------
     Total current assets                                                           1,012.1         973.9

Investments in and advances to unconsolidated affiliates                               77.8          96.9
Property, plant, and equipment - net                                                1,176.1       1,053.7
Deferred income taxes                                                                 454.2         440.0
Other assets                                                                          622.9         634.3
                                                                                 -----------   -----------
     Total                                                                       $  3,343.1    $  3,198.8
                                                                                 ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                              $    236.8    $    231.7
   Accrued interest                                                                    37.5          37.7
   Accrued salaries, wages, and related expenses                                      110.3          62.1
   Accrued postretirement medical benefit obligation - current portion                 58.0          51.5
   Other accrued liabilities                                                          288.9         168.8
   Payable to affiliates                                                               78.3          85.8
   Long-term debt - current portion                                                    31.6            .3
                                                                                 -----------   -----------

     Total current liabilities                                                        841.4         637.9

Long-term liabilities                                                                 703.7         727.1
Accrued postretirement medical benefit obligation                                     656.9         678.3
Long-term debt                                                                        957.8         972.5
Minority interests                                                                    101.1         117.7
Commitments and contingencies
Stockholders' equity:
   Common stock, par value $.01, authorized 125,000,000 shares; issued
     and outstanding 79,599,557 and 79,405,333 shares                                    .8            .8
   Additional capital                                                                 537.5         536.8
   Accumulated deficit                                                               (454.3)       (471.1)
   Accumulated other comprehensive income (loss)                                       (1.8)         (1.2)
                                                                                 -----------   -----------
     Total stockholders' equity                                                        82.2          65.3
                                                                                 -----------   -----------
     Total                                                                       $  3,343.1    $  3,198.8
                                                                                 ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED INCOME (LOSS)
--------------------------------------------------------------------------------

                                                                               Year Ended December 31,
                                                                       ---------------------------------------
(In millions of dollars, except share amounts)                              2000          1999          1998
--------------------------------------------------------------------------------------------------------------
Net sales                                                              $  2,169.8    $  2,083.6    $  2,302.4
                                                                       -----------   -----------   -----------
Costs and expenses:
   Cost of products sold                                                  1,891.4       1,893.5       1,892.2
   Depreciation and amortization                                             76.9          89.5          99.1
   Selling, administrative, research and development, and general           104.1         105.4         115.5
   Labor settlement charge                                                   38.5           -             -
   Other non-recurring operating items, net                                 (80.4)         24.1         105.0
                                                                       -----------   -----------   -----------
     Total costs and expenses                                             2,030.5       2,112.5       2,211.8
                                                                       -----------   -----------   -----------

Operating income (loss)                                                     139.3         (28.9)         90.6

Other income (expense):
   Interest expense                                                        (109.6)       (110.1)       (110.0)
   Gain on involuntary conversion at Gramercy facility                      -              85.0           -
   Other - net                                                               (4.3)        (35.9)          3.5
                                                                       -----------   -----------   -----------

Income (loss) before income taxes and minority interests                     25.4         (89.9)        (15.9)

(Provision) benefit for income taxes                                        (11.6)         32.7         16.4

Minority interests                                                            3.0           3.1            .1
                                                                       -----------   -----------   -----------

Net income (loss)                                                      $     16.8    $    (54.1)   $       .6
                                                                       ===========   ===========   ===========
Earnings (loss) per share:
   Basic/Diluted                                                       $      .21    $     (.68)   $      .01
                                                                       ===========   ===========   ===========
Weighted average shares outstanding (000):
   Basic                                                                   79,520        79,336        79,115
                                                                       ===========   ===========   ===========

   Diluted                                                                 79,523        79,336        79,156
                                                                       ===========   ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------

(In millions of dollars)
--------------------------------------------------------------------------------

                                                                                                    Accumulated
                                                                                                          Other
                                                    Common       Additional     Accumulated       Comprehensive
                                                     Stock          Capital         Deficit       Income (Loss)       Total
                                            --------------  ---------------  --------------   ----------------- -----------
BALANCE, DECEMBER 31, 1997                  $          .8   $        533.8   $      (417.6)   $         -       $    117.0
   Net income/Comprehensive income                   -               -                  .6              -               .6
   Stock options exercised                           -                  .1            -                 -               .1
   Incentive plan accretion                          -                 1.5            -                 -              1.5
                                            --------------  ---------------  --------------   ----------------- -----------

BALANCE, DECEMBER 31, 1998                             .8            535.4          (417.0)             -            119.2

   Net income (loss)                                 -               -               (54.1)             -            (54.1)
   Minimum pension liability
     adjustment, net of tax                          -               -                -                   (1.2)       (1.2)
                                                                                                                -----------

     Comprehensive income (loss)                     -               -                -                 -            (55.3)
   Stock options exercised                           -                  .1            -                 -               .1
   Incentive plan accretion                          -                 1.3            -                 -              1.3
                                            --------------  ---------------  --------------   ----------------- -----------

BALANCE, DECEMBER 31, 1999                             .8            536.8          (471.1)               (1.2)       65.3

   Net income                                        -               -                16.8              -             16.8
   Minimum pension liability
     adjustment, net of tax                          -               -                -                    (.6)        (.6)
                                                                                                                -----------
     Comprehensive income                            -               -                -                 -             16.2
   Incentive plan accretion                          -                  .7            -                 -               .7
                                            --------------  ---------------  --------------   ----------------- -----------

BALANCE, DECEMBER 31, 2000                  $          .8   $        537.5   $      (454.3)   $           (1.8) $     82.2
                                            ==============  ===============  ==============   ================= ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
--------------------------------------------------------------------------------

                                                                                              Year Ended December 31,
                                                                                        -----------------------------------
(In millions of dollars)                                                                    2000        1999         1998
                                                                                        ----------   ---------   ----------
Cash flows from operating activities:
   Net income (loss)                                                                    $    16.8    $  (54.1)   $      .6
   Adjustments to reconcile net income to net cash (used) provided by operating activities:
       Depreciation and amortization (including deferred financing costs of $4.4,
         $4.3 and $3.9)                                                                      81.3        93.8        103.0
       Non-cash impairment charges (Notes 1 and 6)                                           63.3        19.1         45.0
       Gain on involuntary conversion at Gramercy facility                                   -          (85.0)         -
       Gains - real estate related (2000); sale of interests in AKW L.P. (1999)             (39.0)      (50.5)         -
       Non-cash benefit for income taxes                                                      -           -           (8.3)
       Equity in loss (income) of unconsolidated affiliates, net of distributions            13.1        (4.9)          .1
       Minority interests                                                                    (3.0)       (3.1)         (.1)
       (Increase) decrease in trade and other receivables                                  (168.8)       21.7         61.5
       Decrease (increase) in inventories                                                   125.8        (2.6)        24.8
       Decrease (increase) in prepaid expenses and other current assets                      20.8       (66.9)        30.1
       (Decrease) increase in accounts payable (associated with operating activities) and
         accrued interest                                                                   (29.7)       58.8         (3.2)
       Increase (decrease) in payable to affiliates and other accrued liabilities            68.9        19.6        (45.3)
       Decrease in accrued and deferred income taxes                                        (10.2)      (55.2)       (26.2)
       Net (used) provided by long-term assets and liabilities                              (69.4)       15.7        (23.9)
       Other                                                                                 14.7         4.3         12.6
                                                                                        ----------   ---------   ----------

         Net cash provided (used) by operating activities                                    84.6       (89.3)       170.7
                                                                                        ----------   ---------   ----------
Cash flows from investing activities:
   Capital expenditures, net of accounts payable of $34.6 in 2000                          (261.9)      (68.4)       (77.6)
   Gramercy-related property damage insurance recoveries                                    100.0          -            -
   Net proceeds from disposition of property and investments                                 66.9        74.8          6.7
   Other                                                                                       .2        (3.3)        (3.5)
                                                                                        ----------   ---------   ----------

         Net cash (used) provided by investing activities                                   (94.8)        3.1        (74.4)
                                                                                        ----------   ---------   ----------

Cash flows from financing activities:
   Borrowings under credit agreement, net                                                    20.0        10.4           -
   Repayments of long-term debt                                                              (4.4)        (.6)        (8.9)
   Redemption of minority interests' preference stocks                                       (2.8)       (1.6)        (8.7)
   Incurrence of financing costs                                                              (.4)         -           (.6)
   Capital stock issued                                                                      -             .1           .1
   Decrease in restricted cash, net                                                          -             .8          4.3
                                                                                        ----------   ---------   ----------

         Net cash provided (used) by financing activities                                    12.4         9.1        (13.8)
                                                                                        ----------   ---------   ----------

Net increase (decrease) in Cash and cash equivalents during the year                          2.2       (77.1)        82.5
Cash and cash equivalents at beginning of year                                               21.2        98.3         15.8
                                                                                        ----------   ---------   ----------

Cash and cash equivalents at end of year                                                $    23.4    $   21.2    $    98.3
                                                                                        ==========   =========   ==========

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest of $6.5, $3.4 and $3.0                    $   105.3    $  105.4    $   106.3
   Income taxes paid                                                                         19.6        24.1         16.8

The accompanying notes to consolidated financial statements are an integral part of these statements.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The consolidated financial statements include the statements of Kaiser Aluminum Corporation ("Kaiser" or the "Company") and its
majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc.
("MAXXAM") and conducts its operations through its wholly-owned subsidiary,
Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina, before consideration of the Gramercy incident (see Note 2), and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see
Note 14).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Net sales and cost of products sold for 1999 and 1998 have been restated to conform to a new accounting principle that requires freight charges ($39.3 in
1999 and $46.0 in 1998) to be included in cost of products sold.

Liquidity/Cash Resources. KACC has significant near-term debt maturities. KACC's ability to make payments on and refinance its debt depends on its ability to generate cash in the future. In addition to being impacted by power sales and normal operating items, the Company's and KACC"s near-term liquidity and cash flows will also be affected by the Gramercy incident, net payments for asbestos-related liabilities and possible proceeds from asset dispositions. For discussions of these matters, see Notes 2, 7, 8 and 12.

Recognition of Sales. Sales are recognized when title, ownership and risk of loss pass to the buyer. No changes were required to the Company's revenue recognition policy as a result of Staff Accounting Bulletin 101, "Revenue
Recognition in Financial Statements", which become effective during 2000.

Earnings per Share. Basic earnings per share is computed by dividing the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance.

Diluted earnings per share for the years ended December 31, 2000 and 1998 include the dilutive effect of outstanding stock options (3,000 shares and
41,000 shares, respectively). The impact of outstanding stock options was excluded from the computation of diluted loss per share for the year ended
December 31, 1999, as its effect would have been antidilutive.

Cash and Cash Equivalents. The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Inventories. Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Inventories at December 31, 2000, have been reduced by
LIFO inventory charges totaling $24.1 ($.6 in cost of products sold and $23.5 in non-recurring operating items, net). The non-recurring LIFO charges result primarily from the Washington smelters' curtailment ($4.5), the exit from the can body stock product line ($11.1) and the delayed restart of the Gramercy facility ($7.0). Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market.
Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                           December 31,
                                                                    --------------------------
                                                                          2000           1999
----------------------------------------------------------------------------------------------
Finished fabricated products                                        $      54.6     $    118.5
Primary aluminum and work in process                                      126.9          189.4
Bauxite and alumina                                                        88.6          124.1
Operating supplies and repair and maintenance parts                       126.1          114.1
                                                                    -----------     ----------
                                                                    $     396.2     $    546.1
                                                                    ===========     ==========

Depreciation. Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets.
The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

Stock-Based Compensation. The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock.
No compensation cost has been recognized for this plan as the exercise price of the stock options granted in 2000, 1999 and 1998 were at or above the market price. The pro forma after-tax effect of the estimated fair value of the grants would be to reduce net income in 2000 by $2.2, increase the net loss in 1999 by
$1.8 and reduce net income in 1998 by $1.5. The fair value of the 2000, 1999 and
1998 stock option grants were estimated using a Black-Scholes option pricing model.

Other Income (Expense). Amounts included in other income (expense) in 2000, 1999 and 1998, other than interest expense and gain on involuntary conversion at the
Gramercy facility, included the following pre-tax gains (losses):

                                                                                          Year Ended December 31,
                                                                                -------------------------------------
                                                                                    2000          1999        1998
---------------------------------------------------------------------------------------------------------------------
Asbestos-related charges (Note 12)                                              $    (43.0)  $    (53.2)  $    (12.7)
Gain on sale of Pleasanton complex (Note 4)                                           22.0          -           -
Lease obligation adjustment (Note 12)                                                 17.0          -           -
Mark-to-market gains (losses) (Note 13)                                               11.0        (32.8)        -
Gain on sale of interests in AKW L.P. (Note 3)                                        -            50.5         -
Environmental cost insurance recoveries (Note 12)                                     -             -           12.0
All other, net                                                                       (11.3)         (.4)         4.2
                                                                                -----------  -----------  -----------
                                                                                $     (4.3)  $    (35.9)  $      3.5
                                                                                ===========  ===========  ===========

Deferred Financing Costs. Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Such amortization is included in Interest expense.

Foreign Currency. The Company uses the United States dollar as the functional currency for its foreign operations.

Derivative Financial Instruments. Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to lock-in a minimum or maximum price. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. Consistent with accounting guidelines in place through December
31, 2000, any interim fluctuations in option prices prior to the settlement date were deferred until the settlement date of the underlying hedged transaction, at which time they were reflected in net sales or cost of products sold (as applicable) together with the related premium cost. No accounting recognition was accorded to interim fluctuations in prices of forward sales contracts. Hedge
(deferral) accounting would have been terminated (resulting in the applicable derivative positions being marked-to-market) if the level of underlying physical transactions ever fell below the net exposure hedged. This did not occur in
1998, 1999 or 2000. Deferred gains or losses as of December 31, 2000, were included in Prepaid expenses and other current assets and Other accrued liabilities (see Note 13).

Beginning with the quarterly period ending March 31, 2001, the Company will begin reporting derivative activities consistent with Statement of Financial
Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and
Hedging Activities. SFAS No. 133, which has been adopted as of January 1, 2001, requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value.
Under SFAS No. 133, the Company will be required to "mark-to-market" all of its hedging positions at each period-end. This contrasts with guidance under pre-2001 accounting principles which generally only required certain
"non-qualifying" hedging positions to be marked-to-market. Changes in the market value of the Company's open hedging positions resulting from the mark-to-market process will represent unrealized gains or losses. Such unrealized gains or losses will change, based on prevailing market prices at each subsequent balance sheet date, until the transaction date occurs. Under SFAS No. 133, these changes will be reflected as an increase or reduction in stockholders' equity through either other comprehensive income or net income, depending on the nature of the hedging instrument used. To the extent that changes in market value of the
Company's hedging positions are initially recorded in other comprehensive income, such changes will reverse out of other comprehensive income (net of any fluctuations in other "open" positions) and will be reflected in net income when the subsequent physical transactions occur. As of December 31, 2000, the amount of the Company's other comprehensive income adjustments were not significant so there was not a significant difference between net income and comprehensive income. However, differences between comprehensive income and net income may become significant in future periods as a result of SFAS No. 133. In general,
SFAS No. 133 will result in material fluctuations in comprehensive income, net income and stockholders' equity in periods of price volatility, despite the fact that the Company's cash flow and earnings will be "fixed" to the extent hedged.
This result is contrary to the intent of the Company's hedging program, which is to "lock-in" a price (or range of prices) for products sold/used so that earnings and cash flows are subject to reduced risk of volatility.

SFAS No. 133 requires that as of the date of the initial adoption, the difference between the market value of derivative instruments recorded on the
Company's consolidated balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. As previously discussed, this impact will be reflected in the Company's first quarter 2001 financial statements. The adoption of SFAS No. 133 will result in a pre-tax benefit of $21.2 to other comprehensive income and an essentially offsetting pre-tax charge of $18.9 to earnings, such that the net effect of the adoption of SFAS No. 133 on stockholders' equity will be small. See Note 13 for additional discussions regarding the Company's derivatives.

Fair Value of Financial Instruments. The Company estimates the fair value of its outstanding indebtedness to be $798.3 and $970.5 as of December 31, 2000 and
1999, respectively, based on quoted market prices for KACC's 97/8% Senior Notes due 2002 (the "97/8% Notes"), 12 3/4% Senior Subordinated Notes due 2003 (the
"12 3/4% Notes"), and 107/8% Senior Notes due 2006 (the "107/8% Notes"), and the
discounted future cash flows for all other indebtedness, using the current rate for debt of similar maturities and terms. The Company believes that the carrying amount of other financial instruments is a reasonable estimate of their fair value, unless otherwise noted.

2.   INCIDENT AT GRAMERCY FACILITY

In July 1999, KACC's Gramercy, Louisiana alumina refinery was extensively damaged by an explosion in the digestion area of the plant. A number of employees were injured in the incident, several of them severely. In connection with the settlement of the U.S. Mine Safety and Health Administration's ("MSHA")
investigation of the incident, KACC is paying a fine of $.5 but denied the alleged violations. As a result of the incident, alumina production at the facility was completely curtailed. Construction on the damaged part of the facility began during the first quarter of 2000. Initial production at the plant commenced during the middle of December 2000. The plant is expected to increase production progressively to approximately 75% of its newly rated estimated annual capacity of 1,250,000 tons by the end of March 2001. At February 28,
2001, the plant was operating at 70% of capacity. Based on current estimates, construction at the facility is expected to be completed during the third quarter of 2001.

KACC has significant amounts of insurance coverage related to the Gramercy incident. Deductibles and self-retention provisions under the insurance coverage for the incident total $5.0, which amounts were charged to Other non-recurring operating items, net in 1999 (Note 6). KACC's insurance coverage has five separate components: property damage, clean-up and site preparation, business interruption, liability and workers' compensation. The insurance coverage components are discussed below.

Property Damage. KACC's insurance policies provide that KACC will be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation.
In 1999, based on discussions with the insurance carriers and their representatives and third party engineering reports, KACC recorded a pretax gain of $85.0, representing the difference between the minimum expected property damage reimbursement amount of $100.0 and the net carrying value of the damaged property of $15.0. The reimbursement amount was classified as a receivable in
Other assets at December 31, 1999. The full amount of the receivable was collected in 2000. Additional recoveries are possible. See "Timing and Amount of
Additional Insurance Recoveries" below.

Clean-up and Site Preparation. The Gramercy facility incurred incremental costs for clean-up and other activities during 1999 and 2000. These clean-up and site preparation activities have been offset by accruals of approximately $24.0, of which $10.0 were accrued in 2000, for estimated insurance recoveries.

Business Interruption. KACC's insurance policies provide for the reimbursement of specified continuing expenses incurred during the interruption period plus lost profits (or less expected losses) plus other expenses incurred as a result of the incident. Operations at the Gramercy facility and a sister facility in
Jamaica, which supplies bauxite to Gramercy, will continue to incur operating expenses until full production at the Gramercy facility is restored. Through
December 2000, KACC purchased alumina from third parties, in excess of the amounts of alumina available from other KACC-owned facilities, to supply these customers' needs as well as to meet intersegment requirements. The excess cost of such open market purchases was substantially offset by insurance recoveries.
However, the insurers have alleged that certain sublimits within KACC's insurance coverage have been reached, and, accordingly, any additional excess purchase costs incurred in 2001 will be substantially unreimbursed. However, as the facility is approaching 75% of its newly rated production capacity, any such unreimbursed costs will be limited. The insurers have also asserted that no additional business interruption amounts are due after November 30, 2000. After considering all of the foregoing items, KACC recorded expected business interruption insurance recoveries totaling $151.0, of which $110.0 was recorded in the year ended December 31, 2000, as a reduction of Cost of products sold, which amounts substantially offset actual expenses incurred during these periods. Such business interruption insurance amounts represent estimates of
KACC's business interruption coverage based on discussions with the insurance carriers and their representatives and are therefore subject to change. See
"Timing and Amount of Additional Insurance Recoveries" below.

Depreciation expense for the first six months of 1999 was approximately $6.0.
KACC suspended depreciation at the facility starting in July 1999 since production had been completely curtailed. However, in accordance with an agreement with KACC's insurers, during the second half of 2000, the Company recorded a depreciation charge of $14.3, of which $1.5 was recorded in the fourth quarter, representing the previously unrecorded depreciation related to the undamaged portion of the facility for the period from July 1999 through
November 2000. However, this charge did not have any impact on the Company's operating results as the Company has reflected (as a reduction of depreciation expense) an equal and offsetting insurance receivable (incremental to the amounts discussed in the preceding paragraph) since the insurers have agreed to reimburse the Company this amount. Since production at the facility was partially restored during December 2000, normal depreciation has commenced. Such depreciation will exceed prior historical rates primarily due to the capital costs on the newly constructed assets.

Liability. The incident has also resulted in more than ninety individual and class action lawsuits being filed against KACC and others alleging, among other things, property damage, business interruption losses by other businesses and personal injury. The aggregate amount of damages sought in the lawsuits and other claims cannot be determined at this time; however, KACC does not currently believe the damages will exceed the amount of coverage under its liability policies.

Workers' Compensation. While it is presently impossible to determine the aggregate amount of claims that may be incurred, KACC currently believes that any amount in excess of the coverage limitations will not have a material effect on the Company's consolidated financial position or liquidity. However, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

Timing and Amount of Additional Insurance Recoveries. Through December 31, 2000,
the Company had recorded $289.3 of estimated insurance recoveries related to the property damage, clean-up and site preparation and business interruption aspects of the Gramercy incident and had collected $252.6 of such amounts. Through
February 2001, an additional $10.0 had been received with respect to the estimated recoveries at year-end 2000 and an additional $7.0 is expected in
March 2001. The remaining balance of approximately $20.0 and any additional amounts possibly due to KACC are not expected to be recovered until KACC and the insurers resolve their differences. KACC and the insurers are currently negotiating an arbitration agreement as a means of resolving their differences.
The Company anticipates that the remaining issues will not be resolved until late 2001 or early 2002. KACC and the Company continue to believe that a minimum of approximately $290.0 of insurance recoveries are probable, that additional amounts are owed to KACC by the insurers, and that the likelihood of any refund by KACC of amounts previously received from the insurers is remote. However, no assurances can be given as to the ultimate outcome of this matter or its impact on the Company's and KACC's near-term liquidity and results of operations.

Neither KACC nor the Company intend to record any additional insurance-related recoveries in 2001 unless and until agreed to by the insurers or until the arbitration process is completed. As such, the Company's and KACC's future operating results will be adversely affected until all of the additional costs/lost profits related to the Gramercy plant's start-up and return to full production are eliminated or until any amounts related to 2001 ultimately determined to be due to KACC through negotiation with the insurers or as a part of the arbitration process are received.

Other. During the third quarter of 2000, KACC incurred approximately $11.5 of normal recurring maintenance expenditures for the Gramercy facility (which amounts were reflected in Other non-recurring operating items, net - see Note 6)
that otherwise would have been incurred in the ordinary course of business over the next one to three years. The Company chose to incur these expenditures now to avoid normal operational outages that otherwise would have occurred once the facility resumes production.

3.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary of combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey
Aluminium Limited ("Anglesey") (49.0% owned) and Kaiser Jamaica Bauxite Company
(49.0% owned). The equity in income (loss) before income taxes of such operations is treated as a reduction (increase) in Cost of products sold. At
December 31, 2000 and 1999, KACC's net receivables from these affiliates were not material.

KACC was a founding partner (during 2000) in MetalSpectrum, LLC, an independent neutral online site to serve manufacturers, distributors and customers in the specialty metals business. Since KACC's interest in MetalSpectrum is less than
10%, it is being accounted for on the cost basis.

On April 1, 1999, KACC sold its 50% interest in AKW L.P. ("AKW") to its partner for $70.4, which resulted in the Company recognizing a net pre-tax gain of $50.5
(included in Other income (expense) - Note 1). The Company's equity in income of
AKW was $2.5 and $7.8 for the years ended December 31, 1999 and 1998, respectively.

Summary of Combined Financial Position

                                                                                 December 31,
                                                                          --------------------------
                                                                                2000            1999
----------------------------------------------------------------------------------------------------
Current assets                                                            $    350.1      $    370.4
Long-term assets (primarily property, plant, and equipment, net)               327.3           344.1
                                                                          ----------      ----------
     Total assets                                                         $    677.4      $    714.5
                                                                          ==========      ==========
Current liabilities                                                       $    144.1      $    120.4
Long-term liabilities (primarily long-term debt)                               331.4           368.3
Stockholders' equity                                                           201.9           225.8
                                                                          ----------      ----------
     Total liabilities and stockholders' equity                           $    677.4      $    714.5
                                                                          ==========      ==========

Summary of Combined Operations

                                                                                              Year Ended December 31,
                                                                                        -----------------------------------
                                                                                          2000          1999         1998
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                               $ 602.9       $ 594.9      $ 659.2
Costs and expenses                                                                       (617.1)       (582.9)      (651.7)
Benefit (provision) for income taxes                                                       (4.5)           .8         (2.7)
                                                                                        --------      --------     --------
Net income (loss)                                                                       $ (18.7)      $  12.8      $   4.8
                                                                                        ========      ========     ========
Company's equity in income (loss)                                                       $  (4.8)      $   4.9      $   5.4
                                                                                        ========      ========     ========
Dividends received                                                                      $   8.3       $    -       $   5.5
                                                                                        ========      ========     ========

The Company's equity in income differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. Prior to December 31, 2000, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets and such excess was being amortized to Depreciation and amortization. At December 31, 2000, the excess investment had been fully amortized. Such amortization was approximately $10.0 for each of the years ended December 31, 2000, 1999 and 1998.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as management and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $235.7,
$223.7 and $235.1, in the years ended December 31, 2000, 1999 and 1998, respectively.

4.   PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                            December 31,
                                                     --------------------------
                                                         2000            1999
-------------------------------------------------------------------------------
Land and improvements                                $   130.7       $   166.1
Buildings                                                197.2           230.0
Machinery and equipment                                1,702.8         1,519.7
Construction in progress                                 130.3            67.7
                                                     ----------      ----------
                                                       2,161.0         1,983.5
Accumulated depreciation                                (984.9)         (929.8)
                                                     ----------      ----------
     Property, plant, and equipment, net             $ 1,176.1       $ 1,053.7
                                                     ==========      ==========

KACC evaluated the recoverability of the approximate $200.0 carrying value of its Washington smelters, as a result of the change in the economic environment of the Pacific Northwest associated with the reduced power availability and higher power costs for KACC's Washington smelters under the terms of the new contract with the Bonneville Power Administration ("BPA") starting in October
2001 (see Note 7). The Company determined that the expected future undiscounted cash flows of the Washington smelters were below their carrying value.
Accordingly, during the fourth quarter of 2000, KACC adjusted the carrying value of its Washington smelting assets to their estimated fair value, which resulted in a non-cash impairment charge of approximately $33.0 (which amount was reflected in Other non-recurring operating items, net - see Note 6). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

During September 2000, KACC sold its Pleasanton, California, office complex because the complex had become surplus to the Company's needs. Net proceeds from the sale were approximately $51.6 and resulted in a net pre-tax gain of $22.0
(included in Other income (expense) - see Note 1).

In May 2000, KACC acquired the assets of a drawn tube aluminum fabricating operation in Chandler, Arizona. Total consideration for the acquisition was
$16.1, consisting of cash payments of $15.1 and assumed current liabilities of
$1.0. The purchase price was allocated to the assets acquired based on their estimated fair values, of which approximately $1.1 was allocated to property, plant and equipment and $2.8 was allocated to receivables, inventory and prepaid expenses. The excess of the purchase price over the fair value of the assets acquired (goodwill) was approximately $12.2 and is being amortized on a straight- line basis over 20 years. Total revenues for the Chandler facility were approximately $13.8 for the year ended December 31, 1999 (unaudited).

During the quarter ended March 31, 2000, KACC, in the ordinary course of business, sold certain non-operating properties for total proceeds of approximately $12.0. The sale did not have a material impact on the Company's operating results for the year ended December 31, 2000.

In February 2000, KACC completed the sale of the Micromill assets and technology for a nominal payment at closing and possible future payments based on subsequent performance and profitability of the Micromill technology. The sale did not have a material impact on the Company's 2000 operating results. As a result of the changes in strategic course in the further development and deployment of KACC's Micromill technology , the carrying value of the Micromill assets was reduced by recording impairment charges of $19.1 and $45.0 in 1999 and 1998, respectively (see Note 6).

5.   LABOR DISPUTE, SETTLEMENT AND RELATED COSTS

As previously reported, prior to the settlement of the labor dispute discussed below, KACC was operating five of its U.S. facilities with salaried employees and other employees as a result of the September 30, 1998, strike by the United
Steelworkers of America ("USWA") and the subsequent "lock-out" by KACC in
January 1999. The labor dispute was settled in September 2000. A significant portion of the issues were settled through direct negotiations between KACC and the USWA and the remaining issues were settled pursuant to an agreed-upon arbitration process. Under the terms of the settlement, USWA members generally returned to the affected plants during October 2000. The new labor contract, which expires in September 2005, provides for a 2.6% average annual increase in the overall wage and benefit packages, results in the reduction of at least 540 hourly jobs at the five facilities (from approximately 2,800 on September 30,
1998), allows KACC greater flexibility in using outside contractors and provides for productivity gains by allowing KACC to utilize the knowledge obtained during the labor dispute without many of the work-rule restrictions that were a part of the previous labor contract. The Company has recorded a one-time pre-tax charge of $38.5 in its results of operations for the year ended December 31, 2000, to reflect the incremental, non-recurring impacts of the labor settlement, including severance and other contractual obligations for non-returning workers.
At December 31, 2000, the total remaining liability associated with the labor settlement charge was $16.3. It is anticipated that substantially all remaining costs will be incurred during 2001 or early 2002. See Note 14 for the allocation of the labor settlement charge by business unit.

During the period of the strike and subsequent lock-out, the Company continued
to accrue certain benefits (such as pension and other postretirement benefit costs/liabilities) for the USWA members, which accruals were based on the terms of the previous USWA contract. The difference between the amounts accrued for the returning workers and the amounts agreed to in the settlement with the USWA resulted in an approximate $33.6 increase in KACC's accumulated pension obligation and an approximate $33.4 decrease in KACC's accumulated other postretirement benefit obligations. In accordance with generally accepted accounting principles, these amounts will be amortized to expense over the employees' expected remaining years of service.

On March l, 2001, in connection with the USWA settlement agreement, KACC redeemed all of its Cumulative (1985 Series A) and Cumulative (1985 Series B)
Preference Stock. See Note 11.

6.   NON-RECURRING OPERATING ITEMS, NET (OTHER THAN LABOR SETTLEMENT)

The income (loss) impact associated with non-recurring operating items, net, other than the labor settlement charge, for 2000, 1999 and 1998 was as follows:

                                                                                      Year Ended December 31,
                                                                             ----------------------------------------
                                                    Business Segment                2000          1999         1998
---------------------------------------------------------------------------------------------------------------------
Net gains from power sales (Note 7)              Primary Aluminum            $     159.5   $     -        $    -
Impairment charge - Washington
     smelters  (Note 4)                          Primary Aluminum                  (33.0)        -             -
Gramercy related items:
     Incremental maintenance (Note 2)            Bauxite & Alumina             (11.5)        -             -
     Insurance deductibles, etc. (Note 2)        Bauxite & Alumina            -               (4.0)        -
                                                 Corporate                        -               (1.0)        -
     LIFO inventory charge (Note 1)              Bauxite & Alumina              (7.0)        -             -
Impairment charges associated with
     product line exits                          Flat-Rolled Products              (12.6)        -             -
                                                 Engineered Products                (5.6)        -             -
Restructuring charges                            Bauxite & Alumina               (.8)        -             -
                                                 Primary Aluminum                   (3.1)        -             -
                                                 Corporate                          (5.5)        -             -
Micromill impairment (Note 4)                    Micromill                        -              (19.1)       (45.0)
Incremental strike-related costs                 Bauxite & Alumina            -              -            (11.0)
                                                 Primary Aluminum                 -              -            (29.0)
                                                 Flat-Rolled Products             -              -            (16.0)
                                                 Engineered Products              -              -             (4.0)
                                                                             ------------  ------------   ----------
                                                                             $      80.4   $     (24.1)   $  (105.0)
                                                                             ============  ============   ==========

The $12.6 impairment charge reflected by KACC's Flat-Rolled products segment in
2000 includes a $11.1 LIFO inventory charge (see Note 1), of which $3.6 was recorded in the fourth quarter of 2000, and a $1.5 charge to reduce the carrying value of certain assets to their estimated net realizable value as a result of the segment's decision to exit the can body stock product line. The $5.6 impairment charge recorded by KACC's Engineered products segment in 2000 includes a $.9 LIFO inventory charge (all in the fourth quarter of 2000) and a
$4.7 charge to reduce the carrying value of certain machining facilities and assets, which are no longer required as a result of the segment's decision to exit a marginal product line, to their estimated net realizable value.

The restructuring charges recorded by KACC's Primary aluminum segment in 2000 represent employee benefit and other costs for approximately 50 job eliminations reflecting a reduced emphasis on technology sales and reduced salaried employee requirements at KACC's Tacoma facility, given its current curtailment. The
Corporate portion of the restructuring charges in 2000 represent employee benefit and other costs associated with the consolidation or elimination of certain corporate staff functions. The Corporate restructuring initiatives in
2000 involve a group of approximately 50 employees. As of December 31, 2000, the total remaining liability associated with both restructuring efforts was $2.8.
It is anticipated that all remaining costs will be incurred during 2001.

The incremental strike-related costs in 1998 reflect the adverse impact on the
Company's profitability due to the USWA strike in September 1998.

7.   PACIFIC NORTHWEST POWER SALES AND OPERATING LEVEL

Power Sales. In response to the unprecedented high market prices for power in the Pacific Northwest, KACC temporarily curtailed the primary aluminum production at the Tacoma and Mead, Washington smelters during the second half of
2000 and sold a portion of the power that it had under contract through
September 30, 2001. As a result of the curtailments, KACC avoided the need to purchase power on a variable market price basis and will receive cash proceeds sufficient to more than offset the cash impact of the potline curtailments over the period for which the power was sold. To implement the curtailment, KACC temporarily curtailed the two and one-half operating potlines at its Tacoma smelter and two and one-half out of a total of eight potlines at its Mead smelter in June 2000 and temporarily curtailed the remaining Mead potlines during the fourth quarter of 2000. One-half of a potline at the Tacoma smelter was already curtailed. The Company recorded net pre-tax gains of approximately
$159.5 in 2000, of which $103.2 was recorded in the fourth quarter, as a result of these power sales. The net gain amounts were composed of gross proceeds of
$207.8, of which $88.0 (included in Receivables - other at December 31, 2000)
was received through February 28, 2001. The gross proceeds were offset by employee-related expenses, incremental excess power costs, a non- cash LIFO inventory charge and other fixed commitments, which amounts are expected to be paid through September 2001. The resulting net gains have been reflected in
Other non-recurring operating items, net (see Note 6).

As previously announced, in a series of transactions completed during the first quarter of 2001, KACC agreed to sell a substantial majority of the remaining power that it had under contract through September 2001. These power sales, before consideration of any applicable non-energy costs (which have yet to be determined), are expected to result in pre-tax gains of approximately $260.0 in the first quarter of 2001. Approximately one-half of the net proceeds are expected to be received in late March 2001, with the balance being received periodically through October 2001. Based on the forward price for power experienced during the first quarter of 2001, the value of the remaining power that KACC has under contract that can be sold is estimated to be between $20.0 and $40.0.

Future Power Supply. During October 2000, KACC signed a new power contract with the BPA under which the BPA will provide KACC's operations in the State of
Washington with power during the period October 2001 through September 2006. The contract will provide KACC with sufficient power to fully operate KACC's
Trentwood facility as well as approximately 40% of the combined capacity of
KACC's Mead and Tacoma aluminum smelting operations. Power costs under the new contract are expected to exceed the cost of power under KACC's current BPA contract by between 20% to 60% and, perhaps, by as much as 100% in certain periods. Additional provisions of the new BPA contract include a take-or-pay requirement, an additional cost recovery mechanism under which KACC's base power rate could be increased and clauses under which KACC's power allocation could be curtailed, or its costs increased, in certain instances. KACC does not have any remarketing rights under the new BPA contract. KACC has the right to terminate the contract until certain pricing and other provisions of the BPA contract are finalized, which is expected to be mid-2001.

Depending on the ultimate price for power under the terms of the new BPA contract or the availability of an alternate power supply at an acceptable price, KACC may be unable to operate the Mead and Tacoma smelters in the near or long-term. Under KACC's contract with the USWA, KACC is liable for certain severance and supplemental unemployment benefits for laid-off workers. Costs related to the period from January 1, 2001 to September 30, 2001 have been accrued to the extent the costs were fixed and determinable. However, the
Company may become liable for additional costs. In particular, the Company would become liable for certain early retirement benefits for USWA workers at the Mead and Tacoma facilities if such facilities are not restarted prior to late 2002 or early 2003. Such costs could be significant and would adversely impact the
Company's operating results and liquidity.

8.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows:

                                                                                                               December 31,
                                                                                                             ----------------
                                                                                                     2006
                                                                                                      and       2000     1999
                                                       2001      2002    2003     2004     2005     After      Total    Total
-----------------------------------------------------------------------------------------------------------------------------

Credit Agreement                                    $  30.4                                                  $  30.4  $  10.4
97/8% Senior Notes due 2002, net                             $  224.8                                          224.8    224.6
107/8% Senior Notes due 2006, net                                                                  $  225.5    225.5    225.6
12 3/4% Senior Subordinated Notes due 2003                               $ 400.0                               400.0    400.0
Alpart CARIFA Loans - (fixed and variable rates)
     due 2007, 2008                                                                                    56.0     56.0     60.0
Other borrowings (fixed and variable rates)             1.2        .2         .2  $    .2  $    .2     50.7     52.7     52.2
                                                    -------  ---------   -------- -------  ------- --------  -------  -------
Total                                               $  31.6  $  225.0    $ 400.2  $    .2  $    .2 $  332.2    989.4    972.8
                                                    =======  =========   ======== =======  ======= ========
Less current portion                                                                                            31.6       .3
                                                                                                             -------  -------
     Long-term debt                                                                                          $ 957.8  $ 972.5
                                                                                                             =======  =======

Credit Agreement and Liquidity. The Company and KACC have a credit agreement, as amended, (the "Credit Agreement") which provides a secured, revolving line of credit through August 15, 2001. KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $300.0 (reduced from $325.0 in December
2000) or a borrowing base relating to eligible accounts receivable and eligible inventory. As of December 31, 2000, $155.3 (of which $69.3 could have been used for letters of credit) was available to KACC under the Credit Agreement. The
Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Interest on any outstanding balances will bear a spread (which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option. The interest rate at December 31, 2000 was
11.0%. As of February 28, 2001, there were $94.0 of borrowings outstanding under the Credit Agreement and remaining availability of approximately $120.0.
However, proceeds of approximately $130.0 related to 2001 power sales are expected to be received at or near March 30, 2001, and an additional $130.0 of power proceeds will be received periodically through October 2001 with respect to other power sales made during the first quarter of 2001.

It is the Company's and KACC's intention to extend or replace the Credit
Agreement prior to its expiration. However, in order for the Credit Agreement to be extended, on a short-term basis, beyond August 2001, KACC will have to have a plan to mitigate the $225.0 million of 97/8% Notes, due February 2002. For the
Credit Agreement to be extended past February 2003, both the 97/8% Notes and the
12 3/4% Notes, due February 2003, will have to be retired and/or refinanced. As of February 28, 2001, KACC had received approval from the Credit Agreement lenders to purchase up to $50.0 of the 97/8% Notes. As of February 28, 2001,
KACC has purchased approximately $1.0 of 97/8% Notes.

As previously disclosed, KACC is considering the possible sale of part or all of its interests in certain operating assets. The contemplated transactions are in various stages of development. KACC expects that at least one operating asset will be sold.

KACC has multiple transactions under way. It is unlikely, however, that it would consummate all of the transactions under consideration. Further, there can be no assurance as to the likelihood, timing or terms of such sales. The Company would expect to use the proceeds from any such sales for debt reduction, capital spending or some combination thereof.

Alpart CARIFA Loans. In December 1991, Alumina Partners of Jamaica ("Alpart")
entered into a loan agreement with the Caribbean Basin Projects Financing
Authority ("CARIFA"). As of December 31, 2000, Alpart's obligations under the loan agreement were secured by two letters of credit aggregating $59.7. KACC was a party to one of the two letters of credit in the amount of $38.8 in respect of its ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

During March 2000, Alpart redeemed $4.0 principal amount of the CARIFA loans.
During March 2001, Alpart redeemed an additional $34.0 principal amount of the
CARIFA loans and, accordingly, KACC's letter of credit securing the loans was reduced to $15.3. The March 2001 redemption had a modest beneficial effect on the unused availability remaining under the Credit Agreement as the additional
Credit Agreement borrowings of $22.1 required for KACC's share of the redemption were more than offset by a reduction in the amount of letters of credit outstanding.

Debt Covenants and Restrictions. The Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on the Company's and
KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants
(excluding KACC's Gramercy alumina plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and
(iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The obligations of KACC with respect to its 97/8% Notes, its 107/8% Notes and its 12 3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the 97/8% Notes, the 107/8% Notes and the 12
3/4% Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the
97/8% Notes, the 107/8% Notes and the 12 3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein), and the Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

The Credit Agreement does not permit the Company, and significantly restricts
KACC's ability, to pay dividends on their common stock.

Restricted Net Assets of Subsidiaries. Certain debt instruments restrict the ability of KACC to transfer assets, make loans and advances, and pay dividends to the Company. The restricted net assets of KACC totaled $87.0 and $70.7 at
December 31, 2000 and 1999, respectively.

9.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                        Year Ended December 31,
                                              -------------------------------------------
                                                  2000             1999            1998
-----------------------------------------------------------------------------------------
Domestic                                      $   (96.6)      $    (81.8)      $   (93.6)
Foreign                                           122.0             (8.1)           77.7
                                              ----------      -----------      ----------

     Total                                    $    25.4       $    (89.9)      $   (15.9)
                                              =========       ===========      ==========

Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The (provision) benefit for income taxes on income (loss) before income taxes and minority interests consists of:

                                             Federal           Foreign           State          Total
-----------------------------------------------------------------------------------------------------
2000     Current                        $      (1.9)      $     (35.3)     $      (.3)     $   (37.5)
         Deferred                              35.5              (8.9)            (.7)          25.9
                                        ------------      ------------     -----------     ----------
              Total                     $      33.6       $     (44.2)     $     (1.0)     $   (11.6)
                                        ============      ============     ===========     ==========

1999     Current                        $       (.5)      $     (23.1)     $      (.3)     $   (23.9)
         Deferred                              43.8               7.1             5.7           56.6
                                        ------------      ------------     -----------     ----------
              Total                     $      43.3       $     (16.0)     $      5.4      $    32.7
                                        ============      ============     ===========     ==========

1998     Current                        $      (1.8)      $     (16.5)     $      (.2)     $   (18.5)
         Deferred                              44.4             (12.5)            3.0           34.9
                                        ------------      ------------     -----------     ----------
              Total                     $      42.6       $     (29.0)     $      2.8      $    16.4
                                        ============      ============     ===========     ==========

A reconciliation between the (provision) benefit for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss)
before income taxes and minority interests is as follows:

                                                                                              Year Ended December 31,
                                                                                        -----------------------------------
                                                                                            2000          1999         1998
---------------------------------------------------------------------------------------------------------------------------
Amount of federal income tax (provision) benefit based on the statutory rate            $  (8.9)      $  31.2      $   5.6
Revision of prior years' tax estimates and other changes in valuation allowances           (1.8)          1.1          8.3
Percentage depletion                                                                        3.0           2.8          3.2
Foreign taxes, net of federal tax benefit                                                  (3.2)         (3.2)        (1.9)
Other                                                                                       (.7)           .8          1.2
                                                                                        --------      --------     --------
(Provision) benefit for income taxes                                                    $ (11.6)      $  32.7      $  16.4
                                                                                        ========      ========     ========

The components of the Company's net deferred income tax assets are as follows:
                                                                           December 31,
                                                                   ----------------------------
                                                                       2000             1999
-----------------------------------------------------------------------------------------------
Deferred income tax assets:
     Postretirement benefits other than pensions                   $     267.4       $    274.7
     Loss and credit carryforwards                                       125.2            119.3
     Other liabilities                                                   143.7            146.3
     Other                                                               181.5            193.9
     Valuation allowances                                               (122.3)          (125.6)
                                                                   ------------      -----------
         Total deferred income tax assets-net                            595.5            608.6
                                                                   ------------      -----------
Deferred income tax liabilities:
     Property, plant, and equipment                                     (105.1)          (101.6)
     Other                                                               (26.2)           (69.6)
                                                                   ------------      -----------
         Total deferred income tax liabilities                          (131.3)          (171.2)
                                                                   ------------      -----------
Net deferred income tax assets                                     $     464.2       $    437.4
                                                                   ============      ===========

The principal component of the Company's net deferred income tax assets is the tax benefit, net of certain valuation allowances, associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a
30-to-40-year period. If such deductions create or increase a net operating loss, the Company has the ability to carry forward such loss for 20 taxable years. Accordingly, the Company believes that a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized.

A substantial portion of the valuation allowances provided by the Company relates to loss and credit carryforwards. To determine the proper amount of valuation allowances with respect to these carryforwards, the Company evaluated all appropriate factors, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. With regard to future levels of income, the Company believes, based on the cyclical nature of its business, its history of operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

As of December 31, 2000 and 1999, $56.0 and $39.1, respectively, of the net deferred income tax assets listed above are included in the Consolidated Balance
Sheets in the caption entitled Prepaid expenses and other current assets.
Certain other portions of the deferred income tax liabilities listed above are included in the Consolidated Balance Sheets in the captions entitled Other accrued liabilities and Long-term liabilities.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988, through June 30, 1993, the
Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. The tax allocation agreements of the Company and
KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. However, payments or refunds for periods prior to July 1, 1993 related to certain jurisdictions could still be required pursuant to the Company's and KACC's respective tax allocation agreements with
MAXXAM. In accordance with the Credit Agreement, any such payments to MAXXAM by
KACC would require lender approval, except in certain specific circumstances.

At December 31, 2000, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $84.9 and $1.0, respectively, which expire periodically through 2019 and 2011, respectively, foreign tax credit ("FTC") carryforwards of $67.1, which expire primarily in 2004 and 2005, and alternative minimum tax ("AMT") credit carryforwards of $25.8, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $45.3 and $89.8, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2019 and 2005, respectively.

10.  EMPLOYEE BENEFIT AND INCENTIVE PLANS

Pension and Other Postretirement Benefit Plans. Retirement plans are non-contributory for salaried and hourly employees and generally provide for benefits based on formulas which consider such items as length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents.
Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The
Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits. Assumptions used to value obligations at year-end and to determine the net periodic benefit cost in the subsequent year are:

                                                               Pension Benefits                  Medical/Life Benefits
                                                        --------------------------------    -------------------------------
                                                             2000        1999       1998         2000       1999       1998
                                                        --------------------------------    -------------------------------
Weighted-average assumptions as of December 31,
Discount rate                                               7.75%       7.75%      7.00%        7.75%      7.75%      7.00%
Expected return on plan assets                              9.50%       9.50%      9.50%          -          -          -
Rate of compensation increase                               4.00%       4.00%      5.00%        4.00%      4.00%      4.00%

In 2000, the average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 8.0% for all participants. The assumed rate of increase is assumed to decline gradually to
5.0% in 2009 for all participants and remain at that level thereafter.

The following table presents the funded status of the Company's pension and other postretirement benefit plans as of December 31, 2000 and 1999, and the corresponding amounts that are included in the Company's Consolidated Balance
Sheets:

                                                               Pension Benefits                  Medical/Life Benefits
                                                       --------------------------------    --------------------------------
                                                            2000              1999              2000              1999
                                                       --------------    --------------    --------------     -------------
Change in Benefit Obligation:
     Obligation at beginning of year                   $       806.0     $       872.5     $       615.4      $      616.8
     Service cost                                               19.0              14.6               5.3               5.2
     Interest cost                                              60.5              59.7              45.0              41.5
     Currency exchange rate change                              -                 (5.7)               -                 -
     Curtailments, settlements and amendments                   33.7                .4             (33.4)               -
     Actuarial (gain) loss                                       9.1             (44.5)             79.5                .1
     Benefits paid                                             (92.5)            (91.0)            (53.6)            (48.2)
                                                       --------------    --------------    --------------     -------------
         Obligation at end of year                             835.8             806.0             658.2             615.4
                                                       --------------    --------------    --------------     -------------
Change in Plan Assets:
     FMV of plan assets at beginning of year                   857.8             801.8                -                 -
     Actual return on assets                                   (18.0)            133.0                -                 -
     Employer contributions                                     10.7              14.0              53.6              48.2
     Benefits paid                                             (92.5)            (91.0)            (53.6)            (48.2)
                                                       --------------    --------------    --------------     -------------
     FMV of plan assets at end of year                         758.0             857.8               -                 -
                                                       --------------    --------------    --------------     -------------
     Obligation in excess of (less than) plan
         assets                                                 77.8             (51.8)            658.2             615.4
     Unrecognized net actuarial gain (loss)                     25.1             131.9             (21.6)             56.7
     Unrecognized prior service costs                          (45.1)            (15.2)             78.3              57.7
     Adjustment required to recognize minimum liability          1.8               1.2                -                 -
     Intangible asset and other                                  3.0               2.6                -                 -
                                                       --------------    --------------    --------------     -------------
         Accrued benefit liability                     $        62.6     $        68.7     $       714.9      $      729.8
                                                       ==============    ==============    ==============     =============

The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligation in excess of plan assets were
$789.3 and $748.5, respectively, as of December 31, 2000, and $92.4 and $79.7, respectively, as of December 31, 1999.

                                                               Pension Benefits                  Medical/Life Benefits
                                                       ---------------------------------   --------------------------------
                                                          2000       1999        1998         2000       1999       1998
                                                       ---------- ----------- ----------   ---------- ---------- ----------
Components of Net Periodic Benefit Costs:
     Service cost                                      $    19.0  $     14.6  $    14.2    $     5.3  $     5.2  $     4.2
     Interest cost                                          60.5        59.7       59.7         45.0       41.5       37.5
     Expected return on assets                             (77.9)      (72.9)     (69.4)            -          -         -
     Amortization of prior service cost                      3.9         3.3        3.2        (12.8)     (12.1)     (12.4)
     Recognized net actuarial (gain) loss                   (1.9)         .7        1.4            -          -       (7.1)
                                                       ---------- ----------- ----------   ---------- ---------- ----------
     Net periodic benefit cost                               3.6         5.4        9.1         37.5       34.6       22.2
     Curtailments, settlements, etc.                          .1          .4        3.2            -          -          -
                                                       ---------- ----------- ----------   ---------- ---------- ----------
         Adjusted net periodic benefit costs           $     3.7  $      5.8  $    12.3    $    37.5  $    34.6  $    22.2
                                                       ========== =========== ==========   ========== ========== ==========

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage- point change in assumed health care cost trend rates would have the following effects:

                                                                       1% Increase           1% Decrease
                                                                      --------------        -------------
Increase (decrease) to total of service and interest cost             $        6.8          $       (5.0)
Increase (decrease) to the postretirement benefit obligation          $       68.3          $      (48.0)

Postemployment Benefits. The Company provides certain benefits to former or inactive employees after employment but before retirement.

Incentive Plans. The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a
"nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees. The Company's expense for all of these plans was $5.7, $6.0 and $7.5 for the years ended December 31, 2000, 1999 and 1998, respectively.

Up to 8,000,000 shares of the Company's Common Stock were reserved for issuance under its stock incentive compensation plans. At December 31, 2000, 1,861,752 shares of Common Stock remained available for issuance under those plans. Stock options granted pursuant to the Company's nonqualified stock option program are granted at or above the prevailing market price, generally vest at a rate of 20
- 33% per year, and have a five or ten year term. Information concerning nonqualified stock option plan activity is shown below. The weighted average price per share for each year is shown parenthetically.

                                                                         2000          1999         1998
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ($10.24, $9.98 and $10.45)          4,239,210     3,049,122      819,752
Granted ($10.23, $11.15 and $9.79)                                     757,335     1,218,068    2,263,170
Exercised ($7.25 in both years)                                           -           (7,920)     (10,640)
Expired or forfeited ($11.08, $11.02 and $9.60)                       (620,598)      (20,060)     (23,160)
                                                                     ----------    ----------   ----------
Outstanding at end of year ($10.24, $10.24 and $9.98)                4,375,947     4,239,210    3,049,122
                                                                     ==========    ==========   ==========
Exercisable at end of year ($10.18, $10.17 and $10.09)               2,380,491     1,763,852    1,261,262
                                                                     ==========    ==========   ==========

Options exercisable at December 31, 2000 had exercisable prices ranging from
$6.13 to $12.75 and a weighted average remaining contractual life of 3.4 years.

11.  MINORITY INTERESTS AND PLEDGED SHARES OF COMMON STOCK

Minority Interests. The Company owns a 90% interest in Volta Aluminium Company
Limited ("Valco") and a 65% interest in Alumina Partners of Jamaica ("Alpart").
These companies' financial statements are fully consolidated into the Company's consolidated financial statements because they are majority-owned. Interests of
Alpart's and Valco's minority shareholders' (included in "Other" in the table below) are included in minority interests together with KACC's Redeemable
Preference Stock and KACC's Preference Stock discussed below. Changes in minority interest were:

                                             2000                           1999                           1998
                                   -------------------------     ----------------------    ---------------------------
                                     Redeemable                  Redeemable                  Redeemable
                                     Preference                  Preference                  Preference
                                          Stock      Other            Stock      Other          Stock        Other
----------------------------------------------------------------------------------------------------------------------
Beginning of period balance        $    19.5    $    98.2      $     20.1   $    103.4     $     27.7    $   100.0
Redeemable preference stock -
   Accretion                                -           -             1.0            -            1.1             -
   Stock redemption                     (2.0)         (.8)           (1.6)           -           (8.7)            -
   Reclassification (see below)        (17.5)           -              -             -             -              -
Minority interests                          -         3.7              -          (5.2)            -           3.4
                                   ----------   ----------     -----------  -----------    -----------   ----------
End of period balance              $        -   $   101.1      $     19.5   $     98.2     $     20.1    $   103.4
                                   ==========   ==========     ===========  ===========    ===========   ==========

In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its
Cumulative (1985 Series B) Preference Stock (together, the "Redeemable
Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. No additional Redeemable Preference Stock is expected to be issued. In connection with the USWA settlement agreement (see Note 5), during March 2001,
KACC redeemed all of the Redeemable Preference Stock (350,872 shares outstanding at December 31, 2000). The amount applicable to the unredeemed shares at
December 31, 2000 ($17.5), was included in Other accrued liabilities. The net cash impact of the redemption on KACC was only approximately $5.5 because approximately $12.0 of the redemption amount had previously been funded into redemption funds (included in Prepaid expenses).

KACC has four series of $100 par value Cumulative Convertible Preference Stock
("$100 Preference Stock") outstanding with annual dividend requirements of between 41/8% and 4 3/4% (included in "Other" in the above table). KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends.
KACC does not intend to issue any additional shares of the $100 Preference
Stock. The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31, 2000 and 1999, outstanding shares of $100 Preference Stock were 9,250 and 19,538, respectively.

Pledged Shares. From time to time MAXXAM or certain of its subsidiaries which own the Company's Common Stock may use such stock as collateral under various financing arrangements. At December 31, 2000, 26,737,443 shares of the Company's
Common Stock beneficially owned by MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM, were pledged as security for $130.0 principal amount of 12% Senior Secured Notes due 2003 issued in December 1996 by MGHI. An additional 7,915,000 shares of the Company's Common Stock were pledged by MAXXAM under a separate agreement under which $13.4 had been borrowed by MAXXAM at
December 31, 2000.

12.  COMMITMENTS AND CONTINGENCIES

Commitments. KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 13), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations are scheduled to expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. KACC's share of the aggregate minimum amount of required future principal payments at December 31, 2000, is $101.5 which matures as follows: $14.1 in 2001, $43.0 in 2002 and $44.4 in 2003. KACC's
share of payments, including operating costs and certain other expenses under the agreements, has ranged between $92.0 - $96.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Minimum rental commitments under operating leases at December 31, 2000, are as follows: years ending December 31, 2001 - $36.5; 2002 - $32.3; 2003 - $29.4;
2004 - $26.9; 2005 - $26.4; thereafter - $78.0. The future minimum rentals receivable under noncancelable subleases was $132.3 at December 31, 2000.

Rental expenses were $42.5, $41.1 and $34.5, for the years ended December 31,
2000, 1999 and 1998, respectively.

KACC has a long-term liability, net of estimated subleases income (included in
Long-term liabilities), on a building in which KACC has not maintained offices for a number of years, but for which it is responsible for lease payments as master tenant through 2008 under a sale-and-leaseback agreement. During 2000,
KACC reduced its net lease obligation by $17.0 (see Note 1) to reflect new third-party sublease agreements which resulted in occupancy and lease rates above those previously projected.

Environmental Contingencies. The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of claims under the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended by the Superfund
Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under
CERCLA.

Based on the Company's evaluation of these and other environmental matters, the
Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in
Long-term liabilities, for the years ended December 31, 2000, 1999 and 1998:

                                                  2000        1999       1998
-----------------------------------------------------------------------------
Balance at beginning of period                 $ 48.9      $ 50.7     $ 29.7
Additional accruals                               2.6         1.6       24.5
Less expenditures                                (5.4)       (3.4)      (3.5)
                                               -------     -------    -------
Balance at end of period                       $ 46.1      $ 48.9     $ 50.7
                                               =======     =======    =======

These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $12.0 for the years 2001 through 2005 and an aggregate of approximately $21.0 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $35.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. During December 1998, KACC received recoveries totaling approximately
$35.0 from certain of its insurers related to current and future claims. Based on the Company's analysis, a total of $12.0 of such recoveries was allocable to previously accrued (expensed) items and, therefore, was reflected in earnings during 1998 (see Note 1 - Other Income (Expense)). The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that the Company will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Asbestos Contingencies. KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not sold for more than 20 years.

The following table presents the changes in number of such claims pending for the years ended December 31, 2000, 1999 and 1998.

                                                                         2000         1999         1998
--------------------------------------------------------------------------------------------------------
Number of claims at beginning of period                               100,000       86,400       77,400
Claims received                                                        30,600       29,300       22,900
Claims settled or dismissed                                           (19,800)     (15,700)     (13,900)
                                                                    ----------    ---------    ---------

Number of claims at end of period                                     110,800      100,000       86,400
                                                                    ==========    =========    =========
Number of claims at end of period (included above) covered by agreements under which KACC expects to settle over an
     extended period                                                   66,900       31,900       30,000
                                                                    ==========    =========    =========

The Company maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period
(i.e., through 2010). The Company's estimate is based on the Company's view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of
Wharton Levin Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos- related costs and the Company's actual costs could exceed the Company's estimates due to changes in facts and circumstances after the date of each estimate. Further, while the Company does not presently believe there is a reasonable basis for estimating asbestos-related costs beyond
2010 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2010, the Company expects that such costs are likely to continue beyond 2010, and that such costs could be substantial.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although the Company has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements and disputes with certain carriers exist. The timing and amount of future recoveries from these and other insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. The Company believes that substantial recoveries from the insurance carriers are probable. The Company reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-
related claims, existing insurance policies, and the advice of Heller Ehrman
White & McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. During 2000, KACC filed suit against a group of its insurers, after negotiations with certain of the insurers regarding an agreement covering both reimbursement amounts and the timing of reimbursement payments were unsuccessful. The litigation is intended, among other things, to: (1) ensure that the insurers provide KACC with timely and appropriate reimbursement payments for asbestos-related settlements and related legal costs incurred; and (2) to resolve certain issues between the parties with respect to how specific provisions of the applicable insurance policies are to be applied. Given the significance of expected asbestos-related payments in 2001 and 2002 based on settlement agreements in place at December 31, 2000, the receipt of timely and appropriate reimbursements from such insurers is critical to KACC's liquidity. The court is not expected to try the case until late 2001 or 2002. KACC is continuing to receive cash payments from the insurers.

The following tables present historical information regarding KACC's asbestos-related balances and cash flows:

                                                                             December 31,
                                                                   ----------------------------
                                                                        2000            1999
-----------------------------------------------------------------------------------------------
Liability (current portion of $130.0 and $53.0)                    $     492.4     $     387.8
Receivable (included in Other assets)(1)                                 406.3           315.5
                                                                   ------------    ------------
                                                                   $      86.1     $      72.3
                                                                   ============    ============

(1)  The asbestos-related receivable was determined on the same basis as the asbestos-related cost accrual. However, no assurances can be given that
     KACC will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed KACC's aggregate insurance coverage. As of December 31, 2000 and 1999, $36.9 and $25.0, respectively, of the receivable amounts relate to costs paid. The remaining receivable amounts relate to costs that are expected to be paid by KACC in the future.

                                                                         Year Ended December 31,
                                                               -------------------------------------------      Inception
                                                                   2000          1999            1998           To Date
                                                               -----------   -----------     -------------   ---------------
Payments made, including related legal costs................   $      99.5   $      24.6     $       18.5    $        220.5
Insurance recoveries........................................          62.8           6.6             19.9             131.3
                                                               -----------   -----------     -------------   ---------------
                                                               $      36.7   $      18.0     $       (1.4)   $         89.2
                                                               ===========   ===========     =============   ===============

                                                                                 As of December 31, 2000
                                                                -------------------------------------------------------
                                                                   2001 and              2003 to
                                                                     2002                 2005              Thereafter
                                                                ---------------       -------------       -------------
Expected annual payment amounts, before considering
   insurance recoveries.......................................  $110.0 - $135.0       $25.0 - $50.0           $125.0

Management continues to monitor claims activity, the status of lawsuits
(including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the
Company's underlying assumptions. This process resulted in the Company reflecting charges of $43.0, $53.2 and $12.7 (included in Other income(expense)
- see Note 1) in the years ended December 31, 2000, 1999 and 1998, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by KACC and other companies. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or liquidity. However, as the Company's estimates are periodically re-evaluated, additional charges may be necessary and such charges could be material to the results of the period in which they are recorded.

Labor Matters. In connection with the USWA strike and subsequent lock-out by
KACC, which was settled in September 2000, certain allegations of unfair labor practices ("ULPs") were filed with the National Labor Relations Board ("NLRB")
by the USWA. As previously disclosed, KACC responded to all such allegations and believes that they were without merit. Twenty-two of twenty-four allegations of
ULPs previously brought against KACC by the USWA have been dismissed. A trial before an administrative law judge for the two remaining allegations commenced in November 2000 and is continuing. The Company is unable to estimate when the trial will be completed. Any outcome from the trial before the administrative law judge would be subject to additional appeals by the general counsel of the
NLRB, the USWA or KACC. This process could take months or years. If these proceedings eventually resulted in a final ruling against KACC with respect to either allegation, it could be obligated to provide back pay to USWA members at the five plants and such amount could be significant. The Company continues to believe that the charges are without merit. While uncertainties are inherent in matters such as this and it is presently impossible to determine the actual costs, if any, that may ultimately arise in connection with this matter, the
Company does not believe that the ultimate outcome of this matter will have a material adverse impact on the Company's liquidity or financial position.
However, amounts paid, if any, in satisfaction of this matter could be significant to the results of the period in which they are recorded.

Other Contingencies. The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters related to past or present operations. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

13.   DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

In conducting its business, KACC uses various instruments, including forward contracts and options, to manage the risks arising from fluctuations in aluminum prices, energy prices and exchange rates. KACC enters into hedging transactions to limit its exposure resulting from (1) its anticipated sales of alumina, primary aluminum, and fabricated aluminum products, net of expected purchase costs for items that fluctuate with aluminum prices, (2) the energy price risk from fluctuating prices for natural gas, fuel oil and diesel oil used in its production process, and (3) foreign currency requirements with respect to its cash commitments with foreign subsidiaries and affiliates.

As KACC's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities (except the impact of those contracts discussed below which have been marked to market) will generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged. See Note 1 for a discussion of the effects of the new accounting requirements under SFAS
No. 133, which will be used for reporting results beginning with the first quarter of 2001. The following table summarizes KACC's derivative hedging positions at December 31, 2000:

                                                                             Estimated %
                                                                              of Annual
                                                             Notional      Sales/Purchases     Carrying         Market
               Commodity                     Period           Amount           Hedged            Value           Value
--------------------------------------  ----------------   -------------  ----------------   ------------    ------------
Aluminum (in tons) -
       Option contracts                       2001               362,000       82%(1)        $       18.2    $       3.1
       Option contracts                       2002               262,000       52%(1)                10.9           13.4
       Option contracts                       2003                42,000        9%(1)                 1.8            1.7

Natural gas (in MMBtus per day) -
       Option contracts and swaps         1/01 to 6/01            27,900         24%                  1.3           21.8

Australian dollars (A$ per year) -
       Forwards and option contracts          2001              A$ 160.0         80%                  1.4           (5.2)
       Option contracts                   2002 to 2005          A$  90.0         56%                 12.2           13.3

(1)  As of February 28, 2001, the estimated percentages of annual sales of primary aluminum (equivalents) hedged for 2001, 2002 and 2003 were 82%, 63%
     and 14%, respectively.

During late 1999 and early 2000, KACC also entered into a series of transactions with a counterparty that provided KACC with a premium over the forward market prices at the date of the transaction for 2,000 tons of primary aluminum per month during the period January 2000 through June 2001. KACC also contracted with the counterparty to receive certain fixed prices (also above the forward market prices at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001, unless market prices during certain periods decline below a stipulated "floor" price, in which case the fixed price sales portion of the transactions terminate. The price at which the October 2001 and after transactions terminate is well below current market prices. While the Company believes that the October 2001 and after transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under both pre-2001 and post-2001 accounting guidelines. Accordingly, these positions are marked-to-market each period. See
Note 1 for mark-to-market pre-tax gains (losses) associated with the transactions for the years ended December 31, 2000, 1999 and 1998.

As of December 31, 2000, KACC had sold forward approximately 100% and 80% of the alumina available to it in excess of its projected internal smelting requirements for 2001 and 2002, respectively, at prices indexed to future prices of primary aluminum.

14.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including
Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The Company's operations are organized and managed by product type. The Company operations include four operating segments of the aluminum industry and its commodities marketing and corporate segments. The aluminum industry segments include: Alumina and bauxite, Primary aluminum, Flat-rolled products and
Engineered products. The Alumina and bauxite business unit's principal products are smelter grade alumina and chemical grade alumina hydrate, a value-added product, for which the Company receives a premium over smelter grade market prices. The Primary aluminum business unit produces commodity grade products as well as value-added products such as rod and billet, for which the Company receives a premium over normal commodity market prices. The Flat-rolled products group sells value-added products such as heat treat aluminum sheet and plate which are used in the aerospace and general engineering markets as well as selling to the beverage container and specialty coil markets. The Engineered products business unit serves a wide range of industrial segments including the automotive, distribution, aerospace and general engineering markets. The Company uses a portion of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. Transfers between business units are made at estimated market prices. The Commodities marketing segment includes the results of KACC's alumina and aluminum hedging activities (see Note
13). The accounting policies of the segments are the same as those described in
Note 1. Business unit results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes, interest expense or non- recurring charges.

Financial information by operating segment at December 31, 2000, 1999 and 1998 is as follows:

                                                                             Year Ended December 31,
                                                                    ----------------------------------------
                                                                       2000           1999           1998
------------------------------------------------------------------------------------------------------------
Net Sales:(3)
   Bauxite and Alumina:(1)(4)
     Net sales to unaffiliated customers                            $   442.2     $    395.8     $    445.2
     Intersegment sales                                                 148.3          129.0          135.8
                                                                    ----------    -----------    -----------
                                                                        590.5          524.8          581.0
                                                                    ----------    -----------    -----------
   Primary Aluminum:(2)(4)
     Net sales to unaffiliated customers                                563.7          432.9          390.7
     Intersegment sales                                                 242.3          240.6          233.5
                                                                    ----------    -----------    -----------
                                                                        806.0          673.5          624.2
                                                                    ----------    -----------    -----------
   Flat-Rolled Products                                                 521.0          591.3          732.7
   Engineered Products                                                  564.9          556.8          595.3
   Commodities Marketing(4)                                             (25.4)          18.3           60.5
   Minority Interests                                                   103.4           88.5           78.0
   Eliminations                                                        (390.6)        (369.6)        (369.3)
                                                                    ----------    -----------    -----------
                                                                    $ 2,169.8     $  2,083.6     $  2,302.4
                                                                    ==========    ===========    ===========
Equity in income (loss) of unconsolidated affiliates:
   Bauxite and Alumina                                              $    (8.4)    $      3.4     $     (3.2)
   Primary Aluminum                                                       3.6           (1.0)           1.2
   Engineered Products and Other                                            -            2.5            7.4
                                                                    ----------    -----------    -----------
                                                                    $    (4.8)    $      4.9     $      5.4
                                                                    ==========    ===========    ===========
Operating income (loss):(4)(6)
   Bauxite and Alumina - Note 2                                     $    57.2     $    (10.5)    $      5.5
   Primary Aluminum (5)                                                 100.1           (4.8)          28.3
   Flat-Rolled Products                                                  16.6           17.1           86.8
   Engineered Products                                                   34.1           38.6           51.5
   Commodities Marketing(4)                                             (48.7)          21.3           98.1
   Micromill                                                              (.6)         (11.6)         (18.4)
   Eliminations                                                            .1            6.9            8.9
   Corporate and Other                                                  (61.4)         (61.8)         (65.1)
   Labor Settlement and Other Non-Recurring Operating Items,
        Net - Notes 5 and 6                                              41.9          (24.1)        (105.0)
                                                                    ----------    -----------    -----------
                                                                    $   139.3     $    (28.9)    $     90.6
                                                                    ==========    ===========    ===========

                                                                            Year Ended December 31,
                                                                   ----------------------------------------
                                                                      2000          1999           1998
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Bauxite and Alumina - Note 2                                    $    22.2     $     29.7     $     36.4
   Primary Aluminum                                                     24.8           27.8           29.9
   Flat-Rolled Products                                                 16.7           16.2           16.1
   Engineered Products                                                  11.5           10.7           10.8
   Corporate and Other (includes Micromill in 1999 and 1998)             1.7            5.1            5.9
                                                                   ----------    -----------    -----------
                                                                   $    76.9     $     89.5     $     99.1
                                                                   ==========    ===========    ===========
Capital expenditures:
   Bauxite and Alumina - Note 2                                    $   254.6     $     30.4     $     26.9
   Primary Aluminum                                                      9.6           12.8           20.7
   Flat-Rolled Products                                                  7.6           16.6           20.4
   Engineered Products - Note 4                                         23.6            7.8            8.4
   Corporate and Other                                                   1.1             .8            1.2
                                                                   ----------    -----------    -----------
                                                                   $   296.5     $     68.4     $     77.6
                                                                   ==========    ===========    ===========

(1)  Net sales for 2000 and 1999, included approximately 267,000 tons and
     264,000 tons, respectively of alumina purchased from third parties and resold to certain unaffiliated customers of the Gramercy facility and
     55,000 tons and 131,000 tons, respectively, of alumina purchased from third parties and transferred to the Company's Primary aluminum business unit.
(2)  Net sales for 2000, 1999 and 1998 included approximately 206,500 tons,
     260,100 tons and 251,300 tons, respectively, of primary aluminum purchased from third parties to meet third-party and internal commitments.
(3)  Net sales for 1999 and 1998 for all segments have been restated to conform to a new accounting requirement which states that freight charges should be included in cost of products sold rather than netted against net sales as was the Company's prior policy.
(4)  Net sales and operating income (loss) for Bauxite and alumina and Primary aluminum segments for 1999 and 1998 have been restated to reflect a change in the Company's segment reporting. The results of the Company's metal hedging activities in the Commodities marketing segment are now set out separately rather than being allocated between the two commodity business units.
(5)  Operating income (loss) for 1999 included potline preparation and restart costs of $12.8.
(6)  The allocation of the labor settlement charge to the Company's business units for the year ended December 31, 2000, is as follows: Bauxite and
     Alumina - $2.1, Primary aluminum - $15.9, Flat-rolled products - $18.2 and
     Engineered products - $2.3.

                                                                                 December 31,
                                                                          -------------------------
                                                                               2000         1999
---------------------------------------------------------------------------------------------------
Investments in and advances to unconsolidated affiliates:
   Bauxite and Alumina                                                    $     56.0     $     71.6
   Primary Aluminum                                                             19.0           25.3
   Corporate and Other                                                           2.8            -
                                                                          ----------     ----------
                                                                          $     77.8     $     96.9
                                                                          ==========     ==========

                                                                            December 31,
                                                                  --------------------------
                                                                       2000            1999
--------------------------------------------------------------------------------------------
Segment assets:
   Bauxite and Alumina                                            $     957.0     $    777.7
   Primary Aluminum                                                     623.3          560.8
   Flat-Rolled Products                                                 337.7          423.2
   Engineered Products                                                  232.9          253.1
   Commodities Marketing                                                 62.1           99.0
   Corporate and Other (includes Micromill in 1999)                   1,130.1        1,085.0
                                                                  -----------     ----------
                                                                  $   3,343.1     $  3,198.8
                                                                  ===========     ==========

Geographical information for net sales, based on country of origin, and long-lived assets follows:

                                                               Year Ended December 31,
                                                    ---------------------------------------------
                                                        2000            1999             1998
-------------------------------------------------------------------------------------------------
Net sales to unaffiliated customers:
     United  States                                 $    1,350.1    $     1,439.6    $    1,744.0
     Jamaica                                               298.5            233.1           237.0
     Ghana                                                 237.5            153.2            89.8
     Other Foreign                                         283.7            257.7           231.6
                                                    ------------    -------------    ------------
                                                    $    2,169.8    $     2,083.6    $    2,302.4
                                                    ============    =============    ============

                                                      December 31,
                                              -----------------------------
                                                  2000             1999
---------------------------------------------------------------------------
Long-lived assets: (1)
     United States                            $       809.0    $      688.1
     Jamaica                                          290.3           288.2
     Ghana                                             80.8            84.1
     Other Foreign                                     73.8            90.2
                                              -------------    ------------
                                              $     1,253.9    $    1,150.6
                                              =============    ============

(1) Long-lived assets include Property, plant, and equipment, net and
    Investments in and advances to unconsolidated affiliates.

The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 2000, 1999 and 1998. No single customer accounted for sales in excess of 10% of total revenue in 2000, 1999 and
1998. Export sales were less than 10% of total revenue during the years ended
December 31, 2000, 1999 and 1998.

QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

                                                                           Quarter Ended
                                                     ------------------------------------------------------------
(In millions of dollars, except share amounts)        March 31,     June 30,    September 30,     December 31,
-----------------------------------------------------------------------------------------------------------------

2000
   Net sales                                         $   575.7 (8)  $  552.8 (8)    $ 545.2 (8)      $ 496.1
   Operating income                                       36.9          51.5            2.8             48.1
   Net income (loss)                                      11.7 (1)      11.0 (2)      (16.8)(3)         10.9 (4)
   Basic/Diluted Earnings (loss) per share                 .15 (1)       .14 (2)       (.21)(3)          .14 (4)
   Common stock market price:
      High                                                8.88          5.13           6.06             5.94
      Low                                                 4.13          2.94           3.50             3.50
1999
   Net sales                                         $   490.3 (8)  $  536.2 (8)    $ 528.7 (8)      $ 528.4 (8)
   Operating income (loss)                               (33.0)           .7          (12.1)            15.5
   Net income (loss)                                     (38.2)        (15.7)         (39.2)(5)         39.0 (6)
   Basic/Diluted Earnings (loss) per share                (.48)         (.20)          (.49)(5)          .49
   Common stock market price:
      High                                                6.94         10.13           9.69             8.25
      Low                                                 4.75          5.00           6.63             6.00
1998
   Net sales                                         $   609.6 (8)  $  626.8(8)    $  552.9 (8)      $  513.1(8)
   Operating income (loss)                                44.8          55.3           30.8            (40.3)
   Net income (loss)                                      12.0          16.7           10.8            (38.9)(7)
   Basic/Diluted Earnings (loss) per share                 .15           .21            .14             (.49)(7)
   Common stock market price:
      High                                               11.00         11.63           9.63             7.75
      Low                                                 8.13          8.88           5.63             4.63

(1)   Includes a pre-tax gain of $14.4 to reflect a mark-to-market adjustment on certain primary aluminum hedging transactions. Excluding this item, basic income per share would have been approximately $.04.
(2)   Includes a pre-tax gain of $15.8 from the sale of power offset by a pre-tax charge of $6.0 to reflect a mark-to-market adjustment on certain primary aluminum hedging transactions and a pre-tax charge of $2.0 for certain severance and relocation costs associated with Corporate restructuring initiatives and product line exit. Excluding these items, basic income per share would have been approximately $.09.
(3)   Includes a pre-tax labor settlement charge of $38.5, a non-cash pre-tax charge of $43.0 for asbestos-related claims, a pre-tax charge of $11.5 for incremental maintenance spending and pre-tax charges of $18.1 for non-recurring impairment and restructuring charges offset by a pre-tax gain of $40.5 from the sale of power, pre-tax gains of $39.0 related to real estate transactions and a pre-tax gain of $.9 to reflect a mark-to-market adjustment on certain primary aluminum hedging transactions. Excluding these items, basic income per share would have been approximately $.03.
(4)   Includes a pre-tax gain of $103.2 from the sale of power and a pre-tax gain of $1.4 to reflect a mark-to-market adjustment on certain primary aluminum hedging transactions offset by a non-cash impairment loss of approximately $33.0, a LIFO inventory charge of $7.0 and a pre-tax charge of $5.3 for other non-recurring impairment and restructuring charges.
      Excluding these items, but giving effect to operating profit foregone as a result of these power sales, basic loss per share would have been approximately $.19.
(5)   Includes a non-cash pre-tax charge of $19.1 to reduce the carrying value of the Company's Micromill assets, a non-cash pre-tax charge of $15.2 for asbestos-related claims and a pre-tax charge of $5.9 to reflect a mark-to-market adjustment on certain primary aluminum hedging transactions. Excluding these items, basic loss per share would have been approximately $.16.
(6)   Includes a pre-tax gain of $85.0 on involuntary conversion at Gramercy facility. See Note 2.  Excluding this item, basic loss per share would have been $.22.
(7)   Includes an unfavorable pre-tax strike-related gross profit impact of approximately $50.0, and a non-cash pre-tax charge of $45.0 related to impairment of the Company's Micromill assets. Excluding these items, basic earnings per share would have been approximately $.29.
(8)   Net sales for the quarterly periods prior to the quarter ended December
      31, 2000 have been restated to conform to a new accounting principle that requires freight charges to be included in cost of products sold.